Exhibit 10.5

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (“Amendment”) is made as of this     day of November, 2009, by and among Gemino Healthcare Finance, LLC (“Lender”) and Clarient, Inc., Clarient Diagnostic Services, Inc. and ChromaVision International, Inc.  (collectively, the “Borrowers”).

BACKGROUND

A.            Borrowers and Lender are parties to a certain Credit Agreement dated July 31, 2008 (as modified and amended from time to time, the “Credit Agreement”), pursuant to which Borrowers established certain financing arrangements with Lender.  The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Existing Credit Documents.”  All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

B.            Borrowers have informed Lender that an Event of Default has occurred under the Credit Agreement due to Borrowers’ failure to comply with Section 6.06(a) of the Credit Agreement for the fiscal quarter ending September 30, 2009 (“Existing Default”).

C.            Borrowers have requested and Lender has agreed to waive the Existing Default and amend the terms and conditions of the Existing Credit Documents, pursuant to the terms and conditions of this Amendment.

D.            Borrowers and Lender desire to set forth their agreement in writing.

NOW THEREFORE, with the foregoing Background deemed incorporated by reference and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.             Waiver of Existing Default.  Borrowers acknowledge and agree that as of this date, the Existing Default has occurred and remains outstanding under the Existing Credit Documents.  Upon the effectiveness of this Amendment, Lender hereby waives the Existing Default.  Such waiver shall in no way constitute a waiver of any other Event of Default or Unmatured Event of Default which may have occurred but which is not specifically referenced as an “Existing Default” nor shall it obligate Lender to provide any further waiver of any other Event of Default or Unmatured Event of Default (whether similar or dissimilar, including any further Events of Default resulting from a failure to comply with Sections 6.06(a) of the Credit Agreement).

2.             Amendment.  Upon the effectiveness of this Amendment, the Credit Agreement is hereby amended in the following manner:

(a)           The definitions of “Advance Rate” and “Fixed Charge Coverage Ratio” set forth in Annex I to the Credit Agreement are hereby by amended and restated as follows:

“Advance Rate” means eighty-five percent (85%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof.

“Fixed Charge Coverage Ratio” means the ratio of (A) EBITDA, to (B) the sum of (i) interest expense paid in cash with respect to Senior Debt, plus (ii)  interest expense paid in cash on Subordinated Debt, plus (iii) payments made under Capital Leases, plus (iv) fees paid to Safeguard pursuant to the Safeguard Indemnity, plus (v) unfinanced capital expenditures, plus (vi) taxes paid in cash, all as determined for Borrowers on a consolidated basis in accordance with GAAP, on a rolling four (4) quarter basis; provided, however, that such calculation as of the fiscal quarter ending March 31, 2010 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation for the fiscal quarter ending June 30, 2010 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis and such calculation for the fiscal quarter ending September 30, 2010 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

(b)           Section 2.01(d) of the Credit Agreement is hereby amended and restated as follows:

(d)           The initial term of the Credit Facility (“Initial Term”) shall expire on January 31, 2011.  All Revolving Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (“Maturity Date”).  After the Maturity Date no further Revolving Loans shall be available from Lender.

(c)           Section 2.03(c) of the Credit Agreement is hereby amended and restated as follows:

(c)           Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrowers shall unconditionally be obligated to pay at the time of such termination, a fee (“Termination Fee”) in an amount equal to one percent (1.0%) of the Revolving Loan Commitment.

Borrowers acknowledge that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty.  In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any.

Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage; or (iii) have received such other written agreements and/or arrangements satisfactory to Lender, in its sole discretion, with respect to such matters.

(d)           Effective as of December 1, 2009, Section 2.03(d) of the Credit Agreement is hereby amended and restated as follows:

(d)           Borrowers shall unconditionally pay to Lender a fee (“Unused Line Fee”) equal to one-half of one percent (0.50%) per annum of the unused portion of the Credit Facility.  The unused portion of the Credit Facility shall be the difference between the Revolving Loan Commitment and the average daily outstanding balance of the Revolving Loans during each month (or portion thereof, as applicable), which fees shall be calculated and payable monthly, in arrears, and shall be due and payable on the first calendar day of each month.

(e)           Section 6.06 of the Credit Agreement is hereby amended and restated as follows:

6.06         Financial Covenants.  Borrowers shall perform and comply with each of the following financial covenants as reflected and computed from their financial statements:

(a)           Borrowers shall maintain a Loan Turn Days of not greater than thirty-five (35) days, measured as of December 31, 2009.

(b)           RESERVED

(c)           Borrowers shall maintain, at all times, a Fixed Charge Coverage Ratio, measured quarterly at the end of each fiscal quarter, of not less than (i) 1.00 to 1.0 as of the fiscal quarter ending March 31, 2010, (ii) 1.10 to 1.0 as of the fiscal quarter ending June 30, 2010, and (iii) 1.20 to 1.0 as of the fiscal quarter ending September 30, 2010 and each fiscal quarter thereafter.

3.             Representations and Warranties.  Each Borrower represents and warrants to Lender that:

(a)           All warranties and representations made to Lender under the Credit Agreement and the Existing Credit Documents are true and correct as of the date hereof (except as to such warranties and representations which are as of a specific date, which warranties and representations are true and correct as of such date).

(b)           The execution and delivery by such Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which any Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

(c)           This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, is valid, binding and enforceable in accordance with its respective terms.

(d)           No Event of Default or Unmatured Event of Default, other than the Existing Default, has occurred and is continuing under the Credit Agreement or any of the other Existing Credit Documents.

(e)           The Comerica Subordinated Debt has been paid in full (other than with respect to the Comerica Letter of Credit (as defined in the Comerica Letter Agreement (as defined below))) and the Comerica Loan Documents have been terminated pursuant to the terms of the certain letter agreement dated March 26, 2009 among Borrowers and Lender and acknowledged by Comerica (“Comerica Letter Agreement”).

(f)            The Safeguard Subordinated Debt has been paid in full (except certain obligations with respect to that certain Amended and Restated Registration Rights Agreement dated February 27, 2009 among Clarient, Safeguard, Safeguard Scientifics, Inc. and Safeguard Delaware (“Safeguard Registration Rights Agreement”) and the Safeguard Loan Documents have been terminated (other than certain Warrants (as defined in the Safeguard Subordination Agreement) and the Safeguard Registration Rights Agreement), pursuant to the terms of that certain letter agreement dated May 14, 2009 among Borrowers and Lender.

4.             Amendment Fee.  Prior the to the effectiveness of this Amendment, Borrowers shall pay to Lender a nonrefundable amendment fee (“Amendment Fee”) equal to $5,000, which Amendment Fee shall be fully earned upon execution of this Amendment.

5.             Effectiveness Conditions.  This Amendment shall be effective upon completion of the following conditions precedent (all documents and other items to be in form and substance satisfactory to Lender and Lender’s counsel):

(a)           Execution and delivery by Borrowers of this Amendment;

(b)           Delivery by Borrowers of certified copies of resolutions of each Borrower’s board of directors, general partners, members or managers, as applicable, authorizing the execution of this Amendment and each document required to be delivered by any Section hereof;

(c)           No Unmatured Event of Default or Event of Default, other than the Existing Default, shall have occurred and be continuing under the Existing Credit Documents;

(d)           Payment by Borrowers of any and all costs, fees and expenses of Lender (including, the Amendment Fee and attorneys’ fees) in connection with this Amendment and the transaction contemplated hereby; and

(e)           Execution and/or delivery by Borrowers of all agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof and the Existing Credit Documents.

6.             Confirmation of Indebtedness.  Borrowers hereby acknowledge and confirm that as of the close of business on November 10, 2009, Borrowers are indebted to Lender, without defense, setoff, claim or counterclaim, under the Existing Credit Documents, in the aggregate principal amount of $5,968,656.59 plus all fees, costs and expenses (including attorneys’ fees) incurred to date in connection with the Existing Credit Documents.

7.             Ratification of Existing Credit Documents.  Except as expressly set forth herein, all of the terms and conditions of the Credit Agreement and Existing Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to the Credit Agreement shall mean the Credit Agreement as modified by this Amendment.

8.             Security Interest.  Borrowers hereby confirm and agree that all security interests and liens granted to Lender continue to be perfected, first priority liens and remain in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any liens other than liens in favor of Lender and Permitted Liens.  Nothing herein contained is intended to in any way impair or limit the validity, priority, and extent of Lender’s existing security interest in and liens upon the Collateral.

9.             Governing Law.  This Amendment, and all matters arising out of or relating to this Amendment, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and shall be construed without the aid of any canon, custom or rule of law requiring construction against the draftsman.

10.           Release. As further consideration for Lender’s agreement to grant the accommodations set forth herein, each Borrower hereby waives and releases and forever discharges Lender and its officers, directors, attorneys, agents and employees from any liability, damage, claim, loss or expense of any kind that Borrowers, or any of them, may have against Lender arising out of or relating to the Obligations, this Amendment or the Existing Credit Documents.

11.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signature by facsimile or PDF shall bind the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

BORROWERS:	CLARIENT, INC.

By:
Name:
Title:

CLARIENT DIAGNOSTIC SERVICES, INC.

By:
Name:
Title:

CHROMAVISION INTERNATIONAL, INC.

By:
Name:
Title:

LENDER:	GEMINO HEALTHCARE FINANCE, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO THIRD AMENDMENT TO CREDIT AGREEMENT]

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